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Exhibit 5.1

February 26, 2002

The Macerich Company
401 Wilshire Boulevard
Suite 700
Santa Monica, California 90401

OUR FILE NUMBER
528,715-188

Re:	SALE OF 2,087,262 SHARES OF COMMON STOCK OF THE MACERICH COMPANY (THE "COMPANY")

Ladies and Gentlemen:

        We have acted as your special counsel in connection with the issuance and sale of up to an aggregate of 2,087,262 shares (the "Shares") of Common Stock, $.01 par value per share, by the Company, consisting of (i) up to 907,005 Shares pursuant to an Underwriting Agreement dated February 25, 2002 (the "Underwriting Agreement"), between Salomon Smith Barney Inc. and the Company and (ii) 1,180,257 Shares pursuant to a Purchase Agreement dated as of February 25, 2002 (the "Purchase Agreement") between Cohen & Steers Quality Income Realty Fund, Inc. and the Company. The Shares are registered pursuant to the Registration Statement on Form S-3, File No. 333-21157, as amended (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission in connection with the registration of up to $500,000,000 aggregate offering price of securities. We are familiar with the proceedings heretofore taken by the Company in connection with the authorization, registration, issuance and sale of the Shares.

        On the basis of the foregoing and in reliance thereon and our consideration of such other matters of fact and questions of law as we have deemed relevant in the circumstances, we are of the opinion that, subject to the assumptions and limitations set forth herein, upon payment for and delivery of the Shares in accordance with the terms of the Underwriting Agreement and the Purchase Agreement, such Shares will be validly issued, fully paid and nonassessable.

        The law covered by this opinion is limited to the present Maryland General Corporation Law. We express no opinion as to the laws of any other jurisdiction and no opinion regarding statutes, administrative decisions, rules or regulations of any county, municipality or special political subdivision or other local authority.

        We have, with your approval, assumed that the signatures on all documents examined by us are genuine, that all items submitted as originals are authentic, and that all items submitted as copies conform to the originals, assumptions which we have not independently verified.

        We consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K, event date February 25, 2002, and to the use of the name of our firm therein.

Respectfully submitted,
/s/ O'Melveny & Myers LLP

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  Exhibit 5.1